CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated October 24, 2013, accompanying the financial statements of Build America Bonds Income Trust, Series 1 (included in Van Kampen Unit Trusts, Taxable Income Series 179) as of June 30, 2013, and the related statements of operations and changes in net assets for each of the three years in the period ended June 30, 2013, and the financial highlights for the period from July 17, 2009 (date of deposit) through June 30, 2010 and for each of the three years in the period ended June 30, 2013, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-158644) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
October 24, 2013